Exhibit 12.1
Ratio of Earnings to Fixed Charges

	Six Months Ended	Year Ended December 31,
	June 30, 2011	2010	2009	2008	2007	2006
		(Dollars in thousands)
Consolidated income before income taxes and minority interests	$76,182	$65,266	$86,164	$77,053	$38,144	$116,029
Interest credited to account balances and amortization of deferred sales inducements	446,042	793,091	387,882	235,836	571,917	429,062
Interest expense on notes payable	15,739	22,125	14,853	19,773	20,916	21,278
Interest expense on subordinated debentures	6,947	14,906	15,819	19,445	22,520	21,354
Interest expense on amounts due under repurchase agreements and other interest expense	5	—	534	8,207	15,926	32,931
Interest portion of rental expense	315	648	570	459	468	431
Consolidated earnings	$545,230	$896,036	$505,822	$360,773	$669,891	$621,085

Interest credited to account balances and amortization of deferred sales inducements	446,042	793,091	387,882	235,836	571,917	429,062
Interest expense on notes payable	15,739	22,125	14,853	19,773	20,916	21,278
Interest expense on subordinated debentures	6,947	14,906	15,819	19,445	22,520	21,354
Interest expense on amounts due under repurchase agreements and other interest expense	5	—	534	8,207	15,926	32,931
Interest portion of rental expense	315	648	570	459	468	431
Combined fixed charges	$469,048	$830,770	$419,658	$283,720	$631,747	$505,056

Ratio of consolidated earnings to fixed charges	1.2	1.1	1.2	1.3	1.1	1.2

Ratio of consolidated earnings to fixed charges, excluding interest credited to account balances and amortization of deferred sales inducements	4.3	2.7	3.7	2.6	1.6	2.5